UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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[ ]	Soliciting Material Pursuant to §240.14a-12

U.S. GEOTHERMAL INC.
(Name of Registrant as Specified In Its Charter)

_____________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 25, 2017

Dear Shareholders:

You are cordially invited to join us for our 2017 annual meeting of shareholders, which will be held on Thursday, July 6, 2017, at 10:00 a.m., MDT, at the U.S. Geothermal Inc. Corporate Office located at 390 E Parkcenter Blvd, Suite 250 in Boise, Idaho. Holders of record of our common stock as of May 8, 2017, are entitled to notice of and to vote at the meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement describe the business to be conducted at the meeting. We also will report at the meeting on matters of current interest to our shareholders.

We hope you will be able to attend the meeting. However, whether you plan to attend in person or not, please vote your shares in advance to simplify our tally of the voting so as to not create a delay during our shareholder meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” in the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

/s/ Dennis J. Gilles

Dennis J. Gilles
Chief Executive Officer

May 25, 2017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, July 6, 2017, at 10:00 a.m. MDT

U.S. Geothermal Corporate Office
Place:	390 E Parkcenter Blvd, Suite 250
Boise, Idaho 83706

	1.	The election of the seven directors named in this proxy statement, each for a one- year term.

	2.	The ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2017.

Items of Business:	3.	Advisory vote on executive compensation as described in this proxy statement.

	4.	Advisory vote on the frequency of conducting an advisory vote on executive compensation.

	5.	Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on May 8, 2017.

Voting by Proxy:

If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 1:00 a.m. Central time on July 5, 2017 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope for your use, which is prepaid if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on July 6, 2017. The Proxy Statement and Annual Report to Security holders are available at: http://www.usgeothermal.com.

By Order of the Board of Directors

/s/ Kerry D. Hawkley

Kerry D. Hawkley
Chief Financial Officer and Corporate Secretary

PROXY STATEMENT
TABLE OF CONTENTS

PROXY STATEMENT
2017 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 6, 2017

The Board of Directors of U.S. Geothermal Inc. is soliciting proxies for use at the annual meeting of shareholders to be held on July 6, 2017, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being made available to shareholders on or about May 25, 2017.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These matters include the election of directors, the ratification of the selection of our independent auditor, an advisory vote on executive compensation, and an advisory vote on the frequency of conducting an advisory vote on executive compensation. Management will report on our performance during the fiscal year ended December 31, 2016 after the annual meeting is concluded, responding to questions from shareholders.

Who is entitled to vote at the meeting?

The Board has set May 8, 2017 as the record date for the annual meeting. If you were a shareholder of record at the close of business on May 8, 2017, you are entitled to vote at the meeting.

As of the record date, 19,039,435 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 19,039,435 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Bylaws, shares equal to at least one-third of the voting power of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy by mail, telephone or internet.

How do I vote my shares?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for shareholders who hold their shares in street name.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers, Douglas J. Glaspey and Kerry D. Hawkley, have been designated as the proxies for our 2017 annual meeting of shareholders.

What is a proxy statement?

It is a document that we are required to give you, in accordance with regulations of the Securities and Exchange Commission (“SEC”), when we ask you to designate proxies to vote your shares of our common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by SEC regulations and the rules of the NYSE MKT LLC (“NYSE MKT”).

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction card provided by it.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted in advance to avoid delays at the meeting in case you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of directors or for the proposals to be approved?

Directors must be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that those nominees receiving the seven highest number of votes at the meeting will be elected, even if the votes cast for each nominee do not constitute a majority of the votes of shares present and entitled to vote.

The affirmative vote of a majority of the voting power of our common stock present, entitled to vote and cast on the matter is required for the ratification of the selection of our independent auditor, and approval, on an advisory basis, of our executive compensation.

The affirmative vote of a majority of the voting power of our common stock present, entitled to vote and cast on the matter is also required with respect to the approval, on an advisory basis, of the frequency of advisory votes on executive compensation. However, because this vote contains multiple frequency options, and given that this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.

While we intend to carefully consider the voting results of two advisory votes, the final votes are not binding on us, the Board or the Compensation and Benefits Committee. The Board and Compensation and Benefits Committee value the opinions of all our shareholders and will consider the outcome of these votes when making future decisions on executive compensation.

How are votes counted?

The following chart describes the proposals to be considered at the meeting, the voting options, the votes required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	For or withhold	Elected by plurality of votes: nominees receiving the seven highest number of votes at the meeting will be elected.	No effect.	No broker discretion to vote. No effect.
Ratification of selection of Moss Adams LLP	For, against or abstain	The affirmative vote of a majority of the shares of common stock cast.	No effect.	Brokers have discretion to vote.
Advisory vote on executive compensation	For, against or abstain	The affirmative vote of a majority of the shares of common stock cast.	No effect.	No broker discretion to vote. No effect.
Advisory vote on the frequency of the advisory vote on executive compensation.	One year, two years, three years or abstain.	The affirmative vote of a majority
of the shares of common stock cast.
If none of the frequency options
receive a majority of the votes, the
option receiving the greatest number
votes will be considered the frequency
		recommended by the Company’s shareholders.	No effect.	No broker discretion to vote. No effect.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Shares not present at the meeting and shares voting “WITHHOLD” or “ABSTAIN” have no effect on the election of director, the ratification of the selection of our independent auditor, the advisory vote on executive compensation or the advisory vote on the frequency of conducting advisory votes on executive compensation..

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be treated as “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under applicable rules. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of conducting advisory votes on executive compensation. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your broker or other nominee to vote your uninstructed shares on a discretionary basis for anything other than certain “routine” matters, which for purposes of this meeting only includes the ratification of the appointment of auditors. Thus, if you hold your shares in street name and you do not instruct your broker or other nominee how to vote, no votes on such matters will be cast on your behalf except with respect to the ratification of the auditor appointment. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote at the meeting. “Broker non-votes” will have no effect on the outcome for the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of conducting advisory votes on executive compensation.

Who will count the votes?

Representatives of Computershare Investor Services, our tabulation agent, will tabulate the votes.

How does the Board recommend that I vote?

You will vote on the following management proposals:

•	Election of seven directors: Douglas J. Glaspey, Ali G. Hedayat, Randolph J. Hill, Paul A. Larkin, Leland L. Mink, James C. Pappas, and John H. Walker.

•	Ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2017.

•	Advisory vote on executive compensation as described in this proxy statement.

•	Advisory vote on the frequency of conducting an advisory vote on executive compensation.

The Board of Directors recommends that you vote FOR the election of each of the nominees to the Board of Directors, FOR the ratification of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2017, FOR the advisory approval of executive compensation as described in this proxy statement, and EVERY TWO YEARS as the frequency for future advisory votes on executive compensation.

What if I do not specify how I want my shares voted?

If you are a shareholder of record and submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want to vote your shares, we will vote your shares:

•	FOR the election of all of the director nominees named above; and

•	FOR the ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2016.

•	FOR the advisory approval of executive compensation as described in this proxy statement.

•	EVERY TWO YEARS as the frequency for future advisory votes on executive compensation.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should write to Corporate Secretary, U.S. Geothermal Inc., 390 E Parkcenter Blvd, Suite 250, Boise, ID 83706 or call (208) 424-1027.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, internet or in person, all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a shareholder. We also have the voting tabulations performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or internet voting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What are the deadlines for submitting shareholder proposals for the 2018 annual meeting?

In order for a shareholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2018 annual meeting, the written proposal must be received at our principal executive offices at 390 E Parkcenter Blvd, Suite 250, Boise, ID 83706, Attention: Corporate Secretary, on or before January 25, 2018. If the date of our 2018 annual meeting is changed by more than 30 calendar days from the anniversary of this year’s annual meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. All shareholder proposals must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Our Certificate of Incorporation provides that a shareholder(s) holding, in aggregate, not less than 10% of our shares with voting rights, may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by our Corporate Secretary at our principal executive offices in Boise, Idaho, not less than 40 days nor more than 60 days in advance of the meeting. The notice must contain the specific information required by our Certificate of Incorporation. You may request a copy of our Certificate of Incorporation by contacting our Corporate Secretary at U.S. Geothermal Inc., 390 E Parkcenter Blvd, Suite 250, Boise, ID 83706, or by telephone at (208) 424-1027. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Certificate of Incorporation. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

How can I communicate with U.S. Geothermal’s Board of Directors?

You or any other interested party may communicate with our Board of Directors by sending a letter addressed to our Board of Directors, non-management directors, Chairman of the Board or specified individual directors to:

U.S. Geothermal Inc.
390 E Parkcenter Blvd, Suite 250
Boise, ID 83706

Any such letters will be delivered to an independent director or a specified director if so addressed. Letters relating to accounting matters will also be delivered to our Chief Financial Officer for handling in accordance with the Audit Committee’s policy on investigation of complaints relating to accounting matters.

How can I elect to access proxy statements and annual reports electronically instead of receiving paper copies through the mail?

You can request electronic delivery if you are a shareholder of record. In fact, we encourage you to request electronic delivery of these documents if you are comfortable with the electronic format because it saves us the expense of printing and mailing the materials to you and helps preserve environmental resources. You can choose this option by:

•	following the instructions provided on your proxy card or voter instruction form;

•	following the instructions provided when you vote over the internet; or

•	going to http://www.envisionreports.com/HTM and following the instructions provided.

If you choose to view future proxy statements and annual reports over the internet, you will receive an e-mail message next year containing a link to the internet website where you can access our proxy statement and annual report. The e-mail also will include instructions for voting over the internet. You may revoke this request at any time by following the instructions at http://www.envisionreports.com/HTM. Your election to view proxy materials online is permanent unless you revoke it later.

IMPORTANT INFORMATION REGARDING DELIVERY OF PROXY MATERIALS

What is “Notice and Access?”

In 2007, the SEC adopted amendments to the proxy rules that changed how companies must provide proxy materials. Under the proxy delivery rules, a company may select either of the following two options for making proxy materials available to shareholders:

•	full set delivery option; or

•	notice only option.

A company may use a single method for all its shareholders, or use full set delivery for some while adopting the notice only option for others.

What is the “full set” delivery option?

Under the full set delivery option, a company delivers all proxy materials to its shareholders. This can be by mail or, if a stockholder has previously agreed, electronically. In addition to delivering proxy materials to shareholders, the company must post all proxy materials on a publicly-accessible website (other than the SEC’s website) and provide information to shareholders about how to access that website.

What is the “notice only” option?

Under the notice only option, a company must post all of its proxy materials on a publicly-accessible website. However, instead of delivering its proxy materials to shareholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials” which outlines: (i) information regarding the date and time of the meeting of shareholders as well as the items to be considered at the meeting; (ii) information regarding the website where the proxy materials are posted; and (iii) various means by which a stockholder can request paper or e-mail copies of the proxy materials. The stockholder may request that the company deliver paper copies of the proxy materials.

In connection with our 2017 Annual Meeting of Shareholders, U.S. Geothermal has elected to use the full set delivery option for registered holders and the “notice only” option for “street name” shareholders. Additionally, U.S. Geothermal has posted its proxy materials at www.usgeothermal.com.

Will U.S. Geothermal use the notice only option in the future?

Although U.S. Geothermal elected to use the full set delivery option for registered shareholders and “notice only” option for “street name” holders in connection with the 2017 Annual Meeting of Shareholders, it may choose to use the notice only option for registered shareholders in the future. We plan to evaluate the future possible cost savings as well as the possible impact on stockholder participation as we consider the future use of the notice only option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of May 1, 2017 by each person known by us to be the beneficial owner of more than 5% of the Company’s outstanding common stock. The percentage of beneficial ownership is based on 19,039,435 shares of the Company’s common stock outstanding as of May 1, 2017.

	Amount and Nature
Name and Address of Beneficial Owner	of Beneficial		Percent of
	Ownership		Class
JCP Investment Management, LLC 1177 West Loop South, Suite 1650 Houston, TX 77027	2,854,948	(1)	14.99%
Bradley Louis Radoff 1177 West Loop South, Suite 1625 Houston, TX 77027	1,825,000	(2)	9.59%
Private Management Group, Inc. 15635 Alton Parkway, Suite 400 Irvine, CA 92618	1,591,847	(3)	8.36%

(1)

As of September 30, 2016, based on information set forth in a Schedule 13D/A filed with the SEC on October 3, 2016 by JCP Investment Management, LLC (“JCP Partners”). Each of the persons listed may be deemed to be a member of a Section 13(d) group that collectively beneficially owns more than 10% of the Company’s outstanding shares of Common Stock, and each such person disclaims beneficial ownership of the shares of Common Stock reported herein except to the extent of his or its pecuniary interest therein. Includes 938,360 shares of Common Stock owned directly by JCP Investment Partnership, LP (“JCP Partnership”). Also includes 1,916,588 shares of Common Stock owned directly by JCP Drawdown Partnership III, LP (“JCP Drawdown III”). JCP Partners, as the general partner of each of JCP Partnership and JCP Drawdown III, may be deemed the beneficial owner of the (i) 938,360 shares owned by JCP Partnership and (ii) 1,916,588 shares owned by JCP Drawdown III. JCP Investment Holdings, LLC (“JCP Holdings”), as the general partner of each of JCP Partners, may be deemed the beneficial owner of the (i) 938,360 shares owned by JCP Partnership and (ii) 1,916,588 shares owned by JCP Drawdown III. JCP Investment Holdings, LLC (“JCP Holdings”), as the general partner of JCP Partners, may be deemed the beneficial owner of the (i) 938,360 shares owned by JCP Partnership and (ii) 1,916,588 shares owned by JCP Drawdown III. JCP Investment Management, LLC (“JCP Management”), as the investment manager of each of JCP Partnership and JCP Drawdown III, may be deemed the beneficial owner of the (i) 938,360 shares owned by JCP Partnership and (ii) 1,916,588 shares owned by JCP Drawdown III. James C. Pappas, as the managing member of JCP Management and sole member of JCP Holdings, may be deemed the beneficial owner of the (i) 938,360 shares owned by JCP Partnership and (ii) 1,916,588 shares owned by JCP Drawdown III.

(2)

As of December 31, 2016, based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2017 by Bradley Louis Radoff, who has sole voting and dispositive power over 42,057 shares of the Company’s common stock and shared dispositive power over 1,782,943 shares under FMLP, Inc.

(3)

As of December 31, 2016, based on information set forth in a Schedule 13G/A filed with the SEC on January 31, 2017 by Private Management Group, Inc., which has sole voting and dispositive power over 1,591,847 shares of the Company’s common stock.

Security Ownership of Management

Our executive officers and directors are encouraged to own our common stock to further align their interests with our shareholders’ interests. The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of May 1, 2017, by each of our directors, director nominees, Named Executive Officers (as defined below) and directors and executive officers as a group. The percentage of beneficial ownership is based on 19,039,435 shares of the Company’s common stock outstanding as of May 1, 2017.

	Amount and
	Nature
Name of Beneficial Owner	of Beneficial		Percent of
	Ownership		Class
Dennis J. Gilles	683,061	(1)	3.59%
Douglas J. Glaspey	298,454	(2)	1.57%
Kerry D. Hawkley	143,928	(3)	*
Ali G. Hedayat	134,167	(4)	*
Randolph J. Hill	10,333	(5)	*
Paul A. Larkin	133,440	(6)	*
Leland L. Mink	84,866	(7)	*
James C. Pappas	2,865,281	(8)	15.05%
John H. Walker	83,245	(9)	*
Jonathan Zurkoff	134,218	(10)	*

All directors and executive officers as a group (10 persons)	4,570,993	(11)	24.01%

*	Less than 1% of the Company’s outstanding common stock

(1)	Includes 458,116 options exercisable within 60 days of May 1, 2017.
(2)	Includes 166,840 options exercisable within 60 days of May 1, 2017.
(3)	Includes 108,598 options exercisable within 60 days of May 1, 2017.

(4)	Includes 4,167 options exercisable within 60 days of May 1, 2017.
(5)	Includes 10,333 options exercisable within 60 days of May 1, 2017.
(6)	Includes 82,636 options exercisable within 60 days of May 1, 2017.
(7)	Includes 60,137 options exercisable within 60 days of May 1, 2017.
(8)	Includes 10,333 options exercisable within 60 days of May 1, 2017.
(9)	Includes 65,970 options exercisable within 60 days of May 1, 2017.
(10)	Includes 104,714 options exercisable within 60 days of May 1, 2017.
(11)	Includes 1,071,844 options exercisable within 60 days of May 1, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Executive officers, directors and greater than 10% shareholders are required to furnish us with copies of these reports. Except as set forth below, based solely on our review of the Section 16(a) reports furnished to us with respect to the fiscal year ended December 31, 2016 and written representations from the executive officers and directors and greater than 10% shareholders, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% shareholders were satisfied. A Form 4 for Randolph Hill was filed one day late due to a delay in the issuance of his EDGAR codes by the SEC.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors is currently composed of eight directors: Dennis J. Gilles, Douglas J. Glaspey, Ali G. Hedayat, Randolph J. Hill, Paul A. Larkin, Leland L. Mink, James C. Pappas and John H. Walker. The majority of the Board, made up of Mr. Hedayat, Mr. Hill, Mr. Larkin, Dr. Mink, Mr. Pappas and Mr. Walker, satisfy the applicable independence requirements of NYSE MKT, and National Instrument 58-101, Disclosure of Corporate Governance Practices and Multilateral Instrument 52-110, Audit Committees. Mr. Gilles and Mr. Glaspey do not satisfy such independence requirements based on their employment as executive officers of the Company. The Board has one class of members that is elected at each annual shareholders meeting to hold office until the next annual shareholders meeting or until their successors have been duly elected and qualified. The number of director positions has been reduced to seven effective upon the election of the directors at the annual meeting.

The Board of Directors proposes the following nominees for election as directors to hold office until the annual meeting of shareholders to be held in 2018 or until their successors, if any, have been duly elected and qualified. Each of the nominees has agreed to serve as a director if elected.

•	Douglas J. Glaspey
•	Ali G. Hedayat
•	Randolph J. Hill
•	Paul A. Larkin
•	Leland L. Mink
•	James C. Pappas
•	John H. Walker

If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors.

Information Concerning Director Nominees and Executive Officers

Douglas J. Glaspey: Age 64, is the co-founder, President and Chief Operating Officer and a director of the Company. He has served as a director of the Company since March 2000, President of the Company since September 2011, and Chief Operating Officer of the Company since December 2003. Mr. Glaspey served from March 2000 until December 2004 as the President and Chief Executive Officer for the TSX Venture Exchange (“TSX-V”) listed U.S. Cobalt Inc. until the acquisition of Geo-Idaho in December 2003. He also served as a director and the Chief Executive Officer of Geo-Idaho from February 2002 until the acquisition of Geo-Idaho in December 2003. During his career in the mining industry, he has held operating positions with ASARCO, Earth Resources Company, Asamera Minerals, Atlanta Gold Corporation and Twin Gold Corporation. Mr. Glaspey has 38 years of operating and management experience. He holds a Bachelor of Science in Mineral Processing Engineering and an Associate of Science in Engineering Science. His experience includes public company financing and administration, production management, planning and directing resource exploration programs, preparing feasibility studies and environmental permitting. He has formed and served as an executive officer of several private resource development companies in the United States, including Drumlummon Gold Mines Corporation and Black Diamond Corporation. He is currently a director of TSX-V listed Thunder Mountain Gold, Inc., which is also quoted on the OTC Bulletin Board. Mr. Glaspey’s qualifications to serve as a director of the Company include his over 38 years of experience in the natural resource industry and his many years of senior management and director experience.

Ali G. Hedayat: Age 41, serves as a director of the Company effective February 1, 2017. Mr. Hedayat is the founder and Managing Director of Maryana Capital in Toronto, Canada. He previously co-founded Edoma Capital in London (2010-2012), was a Partner at Indus Capital in London (2013-2015), and worked for the Goldman Sachs Group (1997-2010) in New York and London as a Managing Director and Co-head of Americas Principal Strategies. Mr. Hedayat serves as a Director for Restaurant Brands International Inc. since July 2016, and has previously served as a Director for companies in the cable, pharmaceutical and media industries. Mr. Hedayat holds a Bachelor of Commerce degree, with honors, earning a double major in Finance and Economics from McGill University. His qualifications to serve as a Director of the Company include over 20 years of investment banking experience with an emphasis in power, utilities, and distressed debt and equity in European, North American and Latin American markets.

Randolph J. Hill: Age 61, serves as a director of the Company effective September 30, 2016. Mr. Hill is a corporate lawyer with Stoel Rives (2016 to present) with significant experience in corporate governance, mergers and acquisitions, energy and infrastructure development, project financing, and EPC, design-build and management and operations contracting, and also serves as Chair of the Idaho Energy Resources Authority and a member of the Board of Governors of the Andrus Center for Public Policy at Boise State University. He has previously worked as Chief Legal Officer for a major division of AECOM (2004-2016; previously Washington Group International and then URS through successive mergers), as General Counsel and then President and CEO for Ida-West Energy (1993-2004), and as a corporate lawyer at a premier Wall Street law firm. He has previously served as a director for the Boise Metro Chamber of Commerce (one year as Chair), the Idaho Association of Commerce and Industry, and the Women’s and Children’s Alliance (four years as President). Mr. Hill holds a law degree from Georgetown University Law Center and a bachelor’s degree from George Washington University. Mr. Hill’s qualifications to serve as a director of the Company include his many years of senior management, legal and energy industry experience.

Paul Larkin: Age 66, serves as a director of the Company, a position he has held since March 2000. He served as Secretary of the Company from March 2000 until December 2003, and has served as Chairman of the Audit Committee from 2003 to present. He also served as a director and the Secretary-Treasurer of Geo-Idaho from February 2002 until its acquisition in December 2003. Since 1983, Mr. Larkin has also been the President of the New Dawn Group, an investment and financial consulting firm located in Vancouver, British Columbia, and a director and officer of various TSX-V listed companies. New Dawn is primarily involved in corporate finance, merchant banking and administrative management of public companies. Mr. Larkin held various accounting and banking positions for over a decade before founding New Dawn in 1983, and currently serves on the boards of the following companies which are listed on the TSX-V: Esrey Energy Ltd., Condor Resources Ltd., Tyner Resources Ltd. Gstaad Capital Corp., Westbridge Energy Corp., and Velocity Minerals Ltd. Mr. Larkin’s qualifications to serve as a director of the Company include his many years of senior leadership and management experience in corporate finance, merchant banking and administrative management of public companies.

Dr. Leland “Roy” Mink: Age 76, serves as a director of the Company, a position he has held since November 2006. Dr. Mink holds a PhD in Geology from the University of Idaho and is currently self-employed as President of Mink GeoHydro Inc conducting consulting activities in hydrogeology and geothermal resource evaluations. He served as Program Director for the Geothermal Technologies Program at the U.S. Department of Energy (DOE) from February 2003 to October 2006. Prior to working for the DOE, Dr. Mink was the Vice President of Exploration for the Company from June 2002 to February 2003. He has also worked for Morrison-Knudsen Corporation, Idaho Bureau of Mines and Geology and Idaho Water Resources Research Institute. Dr. Mink serves on the Geothermal Resources Board of Directors and is a member of the Geothermal Energy Association. His qualifications to serve as a director of the Company include his many years of senior leadership and management experience in the geothermal energy industry.

James C. Pappas: Age 35, serves as a director of the Company effective September 30, 2016. Mr. Pappas founded JCP Investment Management in Houston in June 2009 and is the Managing Member and owner of the Firm. Since January 2015, Mr. Pappas has served as a director of Jamba, Inc., a leading health and wellness brand and the leading retailer of freshly squeezed juice, where he is also a member of each of the Nominating and Corporate Governance Committee and the Audit Committee. Mr. Pappas also currently serves as a director of Tandy Leather Factory, Inc., a specialty retailer and wholesale distributor of leather and leather related products. Previously, Mr. Pappas served on the Board of Directors of The Pantry, Inc., has also served as Chairman of the Board of Directors of Morgan’s Foods, and has also served as a director of Samex Mining Corp. From 2005 until 2007, Mr. Pappas worked for The Goldman Sachs Group, Inc. in their Investment Banking / Leveraged Finance Division. As part of the Goldman Sachs Leveraged Finance Group, Mr. Pappas advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives. Prior to Goldman Sachs, Mr. Pappas worked at Banc of America Securities, the investment banking arm of Bank of America, where he focused on Consumer and Retail Investment Banking, providing advice on a wide range of transactions including mergers and acquisitions, financings, restructurings and buy-side engagements. Mr. Pappas received a BBA in Information Technology, and a Masters in Finance from Texas A&M University. His qualifications to serve as a director of the Company includes his years of investment banking and director experience.

John H. Walker: Age 68, is a director and the Chairman of the Board of Directors of the Company. He has held that position since December 2003. He was a Managing Director of Kensington Capital Partners Ltd until his retirement in May 2017 and a National Director of Trout Unlimited Canada. Mr. Walker has a 38 year history in urban planning, energy security and power plant development in Ontario and internationally as well as experience on both public and private sector boards. Mr. Walker was a founding director of the Greater Toronto Airports Authority in 1992 and chaired the first Planning and Development Committee of the Board which provided oversight in the construction of CDN$4.4 billion terminal complex at Toronto Pearson Airport completed in 2004. He was instrumental in the development of a 117 megawatt cogeneration power plant at Toronto Pearson Airport which commenced operations in 2005. Additionally, he was a founding Director of the Borealis Infrastructure Fund which is now owned by Ontario Municipal Employee Retirement System (OMERS). Mr. Walker has worked in the financial services community as an investment banker with Loewen Ondaatje McCutcheon and has served on the Board of Directors of Sheridan College Institute of Technology and Advanced Learning. His background includes 10 years at Ontario Hydro where he was responsible for site selection, alternative energy and international market development. Mr. Walker has also acted as a senior advisor to Falconbridge on the Koniambo project, a CDN$3 billion nickel smelter, mine, power plant and port project in New Caledonia. Mr. Walker advises corporations on matters related to infrastructure and energy development and acts as a developer of power plants. Mr. Walker is a Registered Professional Planner in the Province of Ontario and a member of the Canadian Institute of Planners. Mr. Walker has a BSc. from Springfield College and a Masters of Environmental Studies (Urban and Regional Planning) from York University. Mr. Walker’s qualifications to serve as a director of the Company include his many years of senior leadership and management experience in international business development.

Additional Executive Officers Who are Not Nominees to the Board.

Dennis J. Gilles: Age 58, has served as the Chief Executive Officer since April 2013 and a director of the Company since September 2011. Mr. Gilles also recently served as a Director and Executive Board Officer of the Geothermal Resource Council. Mr. Gilles is a senior executive with 30 years of experience in the management, operations, maintenance, engineering, construction and administration of power and petrochemical plants and their related facilities. Mr. Gilles’ primary activities have included the identification, evaluation and acquisition of existing renewable projects or portfolios, as well as heading development of new green-field opportunities. During his 23 year career with Calpine Corporation as Senior Vice President, Mr. Gilles managed the Company’s geothermal portfolio of 750 megawatts at the Geysers geothermal field where he was instrumental in consolidating the majority of the ownership interests into a single entity. Mr. Gilles was part of the expansion and growth of Calpine Corporation from the very first megawatt to what is now the largest independent power producer in the United States. Mr. Gilles holds a Masters of Business Administration and a Bachelor of Science in Mechanical Engineering.

Kerry D. Hawkley: Age 63, serves as the Chief Financial Officer and Corporate Secretary of the Company. He has served as the Company’s controller since July 2003, and became CFO as of January 1, 2005. From July 2003 to December 2004, he also provided consulting services to Triumph Gold Corp. From 1998 to June 2003, Mr. Hawkley served as controller, director and treasurer of LB Industries. Mr. Hawkley has over 40 years of experience in all areas of accounting, finance and administration. He holds Bachelor of Business Administration degrees in Accounting and Finance. He started his career as an internal auditor with Union Pacific Corporation and has held various accounting management positions in the oil and gas, truck leasing, mining and energy industries.

Jonathan Zurkoff: Age 60, serves as the Treasurer and Executive Vice President of the Company, a position he has held since September 2011. From January 2009 to May 2009, Mr. Zurkoff served as a financial consultant to the Company. He then served as the Vice President Finance of the Company from June 2009 until September 2011. Mr. Zurkoff served as CFO of Tamarack Resorts from 2004 to 2008. Mr. Zurkoff has over 25 years of experience in engineering, construction, and all phases of project development with an emphasis on project and corporate finance. Mr. Zurkoff holds a Masters of Business Administration, a Masters of Science in Groundwater Hydrology, and a Bachelor of Science in Geology. Mr. Zurkoff has held positions in Tamarack Resort (CFO), Process Technologies (CFO & COO), and Morrison Knudsen Corporation (now URS).

The election of each director nominee requires such nominee receiving one of the seven highest number of votes cast “FOR” a nominee’s election.

The Board of Directors recommends a vote “FOR” the election of each of the seven nominated directors. Proxies will be voted “FOR” the election of each of the seven nominees unless otherwise specified.

CORPORATE GOVERNANCE

Our Board of Directors and management are dedicated to exemplary corporate governance. Good corporate governance is vital to the continued success of U.S. Geothermal Inc. Our Board of Directors has adopted the U.S. Geothermal Inc. Code of Business Conduct and Ethics to provide a corporate governance framework for our directors and management to effectively pursue U.S. Geothermal Inc.’s objectives for the benefit of our shareholders. The Board annually reviews and updates these guidelines and the charters of the Board committees in response to evolving “best practices” and the results of annual Board and committee evaluations. Our Code of Business Conduct and Ethics and Board committee charters can be found at http://www.usgeothermal.com by clicking on “About Us”. Shareholders may request a free printed copy of our Code of Business Conduct and Ethics and Board committee charters from our Corporate Secretary at 390 E Parkcenter Blvd, Suite 250, Boise, Idaho 83706, or by contacting him at info@usgeothermal.com, or by calling (208) 424-1027. We will post any amendments to the Code of Business Conduct and Ethics at that location on our website. In the unlikely event that the Board of Directors approves any sort of waiver to the Code of Business Conduct and Ethics for our executive officers or directors, information concerning such waiver will also be posted at that location on our website. No waivers were granted during the fiscal year ended December 31, 2016. In addition to posting information regarding amendments and waivers on our website, the same information will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendment or waiver satisfies applicable NYSE MKT listing rules.

Board Structure and Committee Composition

According to our Bylaws, the business and affairs of our Company are to be managed by and under the direction of a Board of Directors. The Board may exercise all powers not expressly given to our stockholders through our Certificate of Incorporation, Bylaws, or as required by law. Our guidelines provide that the Board will review the Company’s long-term strategic plans and the major challenges faced by the Company in executing its strategy. The Chairman of the Board is responsible for establishing the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda and to raise subjects at any Board meeting that are not on the agenda for the meeting.

John H. Walker currently serves as the Chairman of the Board of U.S. Geothermal, while Dennis J. Gilles currently serves as Chief Executive Officer. The Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer, and if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. If the Chairman of the Board is also an employee of the Company, he or she is referred to as the Executive Chairman. The Board believes that the issue of the separation of these positions should be considered periodically as part of the succession planning process. Based on these principles, the Board may determine that it is appropriate in the future to combine the roles of Chairman of the Board and Chief Executive Officer. The Board does believe, however, that if the roles of Chief Executive Officer and the Chairman of the Board are combined, sound governance practices require a strong countervailing governance structure that includes, among other things, the appointment of a Lead Independent Director with a broad set of duties.

When a Lead Independent Director is appointed, the Lead Independent Director’s duties shall include, at a minimum (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors, (ii) serving as a liaison between the Chairman and the independent directors, (iii) approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, (iv) having authority to call meetings of the independent directors, and (v) if requested by major shareholders, ensuring he or she is available for consultation and direct communication.

We believe that our current Board leadership structure efficiently addresses the present needs of our Company, and allows our Board to fulfill its role in exercising effective, independent oversight of our management on behalf of our stockholders. Our Board further believes that we have in place effective structures, processes and arrangements to ensure that the work of our Board is completed in a manner that maintains the highest standards of corporate governance, independence and leadership, as well as continued accountability of management.

As of the date of this proxy statement, our Board of Directors is comprised of eight (8) directors and maintains the following three standing committees: Audit Committee; Compensation and Benefits Committee; and Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board.

Director Independence

Our Board has adopted certain standards to assist it in assessing the independence of each of our directors. Absent other material relationships with the Company, a director of the Company who otherwise meets the independence qualifications of NYSE MKT listing standards may be deemed “independent” by the Board of Directors after consideration of all of the relationships between the Company, or any of our subsidiaries, and the director, or any of his or her immediate family members (as defined in NYSE MKT listing standards), or any entity with which the director or any of his or her immediate family members is affiliated by reason of being a partner, officer or a significant shareholder thereof. Examples of the NYSE MKT standards on independence include:

•

A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

A director is not independent if the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company;

•	A director is not independent if the director, or an immediate family member, is a partner or an employee of the Company’s internal or external audit firms;

•

A director is not independent if the director, or an immediate family member, is or has been within the last three years, employed as an executive officer of another company where any of the Company’s executive officers also served on the compensation committee of the other company; or

•

A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the past three years, exceeds the greater of $1 million or 2% of the Company’s consolidated gross revenue.

In assessing the independence of our directors, our full Board carefully considered all of the business relationships between the Company and our directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management. Normal course business, relationships arising solely from a director’s membership in the same professional, social, fraternal or religious association or organization, or ownership of less than 5% in equity or partnership interests would not affect a director’s independence. By itself, ownership of greater than 5% interests also does not necessarily bar director independence. The NYSE MKT also imposes additional standards for independence for members of the Audit Committee and Compensation and Benefits Committee.

Our Board of Directors has determined that each of our directors other than Dennis J. Gilles and Douglas J. Glaspey has no material relationship with U.S. Geothermal Inc. and is independent in accordance with the criteria described above. Mr. Gilles is not independent because he is the Chief Executive Officer of the Company. Mr. Glaspey is not independent because he is the President and Chief Operating Officer of the Company.

Each of our Audit, Nominating and Corporate Governance and Compensation and Benefits Committees is composed only of independent directors as determined in accordance with the rules of the NYSE MKT.

Board Qualifications and Selection Process

Director Qualification Standards. The Company will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. The Nominating and Corporate Governance Committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy on Board diversity; however, the Nominating and Corporate Governance Committee believes that it is important for Board members to represent diverse viewpoints. In evaluating candidates for nomination as a director of the Company, the Nominating and Corporate Governance Committee considers a wide variety of criteria, including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; independence; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time.

One or more of our directors must possess the education or experience required to qualify as an “audit committee financial expert,” as defined by the applicable rules of the SEC.

Director Nominee Selection Process. The selection process for director candidates includes the following steps: (1) identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders; (2) possible engagement of a director search firm to provide names and biographies of director candidates for the Nominating and Corporate Governance Committee’s consideration; (3) interviews of candidates by the Nominating and Corporate Governance Committee members; (4) reports to the Board by the Nominating and Corporate Governance Committee on the selection process; (5) recommendations by the Nominating and Corporate Governance Committee; and (6) formal nomination by the Board for inclusion in the slate of directors at the annual shareholders meeting. Director candidates recommended by shareholders are given the same consideration as candidates suggested by directors and executive officers. A shareholder seeking to recommend a prospective candidate for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and sufficient written information about the candidate to permit a determination by the Nominating and Corporate Governance Committee whether the candidate meets the director selection criteria set forth in our Nominating and Corporate Governance Committee Charter to the Corporate Secretary of the Company at the address listed in this proxy statement. The Nominating and Corporate Governance Committee regularly reviews the director nomination procedures to assess the effectiveness of its policies.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Corporate Governance, and Compensation and Benefits. The standing committees regularly report on their deliberations and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter which can be found at http:///www.usgeothermal.com by clicking on “About Us”. Shareholders may request a free printed copy of any of these charters from our Corporate Secretary by contacting him at info@usgeothermal.com or by calling (208) 424-1027.

The Board of Directors held five meetings during the fiscal year ended December 31, 2016. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year. The following table shows the membership of each Board committee.

Committee Membership
Name	Audit	Nominating and Corporate Governance	Compensation and Benefits

Ali G. Hedayat	√

Randolph J. Hill	√		Chair

Paul A. Larkin	Chair & Financial Expert	√

Leland L. Mink	√	√

James C. Pappas		Chair	√

John H. Walker	√		√

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to regulatory authorities and shareholders, the Company’s systems of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes. Consistent with this function, the Audit Committee will encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting and internal control system and review the Company’s financial statements;

•	review and appraise the performance of the Company’s external auditors; and

•	provide open avenues of communication among the Company’s auditors, financial and senior management and the Board.

Composition

The Audit Committee shall be comprised of at least three directors as determined by the Board, each of whom shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee and shall satisfy the independence, financial literacy, expertise and experience requirements under applicable securities laws and the rules of the NYSE MKT. At least one member of the Audit Committee shall have accounting or related financial management expertise. All members of the Audit Committee that are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices. For the purposes of the Audit Committee’s Charter, the definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Company’s financial statements. The members of the Audit Committee shall be elected by the Board at its first meeting following the annual shareholders’ meeting. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by a majority vote of the full Audit Committee membership. All members of the Audit Committee meet the applicable independence, financial literacy, expertise and experience requirements under applicable securities laws and the rules of the NYSE MKT. Mr. Larkin has been determined to be the “audit committee financial expert.”

Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

Documents/Reports Review

(a)	Review and update the Audit Committee’s Charter annually.

(b)

Review the Company’s financial statements, management’s discussion and analysis (“MD&A”) and any annual and interim earnings, press releases before the Company publicly discloses this information and any reports or other financial information (including quarterly financial statements), which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the external auditors.

Meetings

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee will meet at least annually with the Chief Financial Officer and the external auditors in separate sessions. The Audit Committee held four meetings during the fiscal year ended December 31, 2016.

Nominating and Corporate Governance Committee

The primary objective of the Nominating & Corporate Governance Committee of U.S. Geothermal Inc. is to assist the Board in fulfilling its oversight responsibilities by (a) identifying individuals qualified to become Board and Board Committee members and recommending that the Board select director nominees for appointment or election to the Board; and (b) developing and recommending to the Board corporate governance guidelines for the Company and making recommendations to the Board with respect to corporate governance practices.

The Nominating & Corporate Governance Committee shall meet as many times as the Committee deems necessary to carry out its duties effectively, but not less frequently than three times per year. The chair of the Committee shall ensure that the agenda for each upcoming meeting of the Committee is circulated to each member of the Committee and to the other directors in advance of such meeting.

The Nominating & Corporate Governance Committee reviews and makes recommendations to the Board regarding our corporate governance principles and processes, including policies related to director retention, resignation and retirement. The Nominating & Corporate Governance Committee also manages the performance review process for our current directors, recommends new directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews charters of all Board committees, reviews and evaluates succession plans for executive officers, oversees the evaluation of management, and makes recommendations to the Board regarding any shareholder proposals. All of the Nominating & Corporate Governance Committee members meet the applicable independence requirements of NYSE MKT. The Nominating & Corporate Governance Committee held four meetings during the fiscal year ended December 31, 2016.

Compensation and Benefits Committee

The Compensation and Benefits Committee is appointed annually by the Board to discharge the Board's responsibilities relating to compensation and benefits of the executive officers of the Company. The goals of the committee are to attract, retain and motivate our executive officers by providing appropriate levels of compensation and benefits while taking into consideration, among such other factors as it may deem relevant, the Company's performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to the executive officers in past years. The main categories of compensation available to the committee are base salary, discretionary annual performance bonuses, stock option grants, restricted stock awards, and insurance reimbursements.

The Company competes with a variety of companies for our executive-level employees. The Compensation and Benefits Committee uses base salary to compensate the executive officers for services rendered as well as for motivation and retention purposes. Base salaries are intended to be competitive for companies of similar size and purpose, also taking into consideration individual factors such as experience, tenure, institutional knowledge and qualifications. Base salaries are reviewed annually to determine whether they are consistent with our overall compensation objectives. In considering increases in base salary, the Compensation and Benefits Committee reviews individual and corporate performance, market and industry conditions, and the Company’s overall financial health.

The Compensation and Benefits Committee may grant annual performance bonuses as a reward for achievement of individual and corporate short-term goals. Any grant of an annual performance bonus is discretionary and the amount is determined after a recommendation from the CEO with input from other executive officers. Bonus amounts are dependent upon our financial and operational performance as well as the completion of specific milestone events by the individual executive officer.

Generally, the Compensation and Benefits Committee grants stock options to all employees, including executive officers, annually after completion of our annual financial reports. Stock options are granted with an exercise price equal to the market value of our common stock on the date of the grant, and typically with a term of five years. The timing of the stock option grant is not coordinated with the release of material non-public information and is typically in the first or second fiscal quarter. The options typically vest 25% on the date of grant, and another 25% each six months thereafter. During the fiscal year ended December 31, 2016, stock option grants to executive officers represented approximately 47% of the total stock option grants to all employees.

Our executive officers do not receive any material incremental benefits that are not otherwise available to all of our employees. Our health and dental insurance plans are the same for all employees.

The Compensation and Benefits Committee also reviews and makes recommendations to the Board on an annual basis with respect to the adequacy and form of compensation and benefits of independent directors, including directors’ equity incentive plan(s) and any other incentive compensation plans and equity-based plans. Recommendations are made after a determination of time commitments required of the independent directors.

As of April 1, 2011, independent directors are compensated $30,000 per year and reimbursed for all Company-related expenses. Effective 1/1/2014, independent directors also receive additional compensation for chairing a Board committee (Board and Audit $5,000, all other $2,500), and are paid for in person meetings attended ($1,500) and for Board and committee telephone calls attended ($400).

All of the Compensation and Benefits Committee members meet the applicable independence requirements of the NYSE MKT. The Compensation and Benefits Committee held four meetings during the fiscal year ended December 31, 2016.

Compensation Committee Report

The Compensation and Benefits Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis included herein. Based on such review and discussions, the Compensation and Benefits Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Randolph J. Hill
James C. Pappas
John H. Walker

Standard for Election of Directors

Our Bylaws provide that directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that those nominees receiving the seven highest number of votes at the meeting will be elected, even if the votes cast for each nominee do not constitute a majority of the votes present and entitled to vote.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the chief executive officer or any other member of management present, and the independent directors meet alone on an annual basis. The Chairman of the Board presides at all of these sessions.

Director Policies

Policy Regarding Service on Other Boards. Our Board of Directors does not have a policy that restricts our directors from serving on the board of directors of other publicly traded companies unless the Board determines that such service will impair their service on the U.S. Geothermal Board or could represent a conflict of interest.

Policy Regarding Attendance at Annual Meetings. We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Last year, Messrs. Gilles, Glaspey, Hill, Larkin, Mink, Pappas and Walker attended the annual shareholders meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation philosophy is to structure compensation awards to members of our executive management that directly align their personal interests with those of our shareholders. Our executive compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase shareholder value, while at the same time making the most efficient use of shareholder resources. This compensation philosophy puts a strong emphasis on pay for performance, and uses equity awards as a significant component in order to correlate the long-term growth of shareholder value with management’s most significant compensation opportunities.

The three primary components of total direct compensation for our senior executives are:

•	base salary;
•	annual cash incentive bonus opportunity; and
•	stock options and restricted stock.

The relative weighting of the three components of compensation is designed to strongly reward long-term performance, by heavily emphasizing the proportion of long-term equity compensation.

The Compensation and Benefits Committee is appointed annually by the Board of Directors to discharge the Board’s responsibilities relating to compensation and benefits of the executive officers of our Company. The goals of the committee are to attract, retain and motivate our executive officers by providing appropriate levels of compensation and benefits while taking into consideration, among such other factors as it may deem relevant, our Company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to the executive officers in past years. The main categories of compensation available to the committee are base salary, discretionary annual performance bonuses, stock option grants, restricted stock awards, and insurance reimbursements.

We compete with a variety of companies for our executive-level employees. The Compensation and Benefits Committee uses base salary to compensate the executive officers for services rendered. Base salaries are intended to be competitive for companies of similar size and purpose, also taking into consideration individual factors such as experience, tenure, institutional knowledge and qualifications. An informal review of several public junior resource development companies was completed to provide the committee with comparative compensation information. The committee looked at Alterra, Calpine, Ormat, Chesapeake, Algonquin Power, Boralex, Caribbean Utilities, Maxim Power, Etrion, and Atlantic Power, who are involved in either geothermal development, mineral exploration, electrical power generators or other similar activities. Base salaries are reviewed annually to determine whether they are consistent with our overall compensation objectives. In considering increases in base salary, the Compensation and Benefits Committee reviews individual and corporate performance, market and industry conditions, and our overall financial health.

While the Company does not attach a weighting to the various components of executive compensation, the Compensation and Benefits Committee attempts to pay a competitive salary (retention) to its executives while providing long-term incentive to the executives through equity awards (ownership/reward) in order to align their interest with the long-term progression of the Company as a whole. Our Chief Executive Officer and Compensation and Benefits Committee perform an informal annual review of compensation practices of similar sized companies to educate themselves of the general parameters (levels and types of compensation) for executive compensation. They do not, however, benchmark the various components of pay. The review highlights areas of our executive pay package that may not be consistent with compensation practices at similar sized companies and provides the committee with knowledge of the compensation landscape for its executives.

The Compensation and Benefits Committee may grant annual performance bonuses as a reward for achievement of individual and corporate short-term goals. Any grant of an annual performance bonus is discretionary and the amount is determined after a recommendation from the CEO with input from other executive officers. Bonus amounts are dependent upon our financial and operational performance as well as the completion of specific milestone events by the individual executive officer.

Generally, the Compensation and Benefits Committee grants stock options to all employees, including executive officers, for motivation and retention purposes annually after completion of our annual financial reports. Stock options are granted with an exercise price equal to the market value of our common stock on the date of the grant, and typically with a term of five years. The timing of the stock option grant is not coordinated with the release of material non-public information and is typically occurs during the second fiscal quarter. The options typically vest 25% on the date of grant, and another 25% each six months thereafter. During the fiscal year ended December 31, 2016, stock option grants to executive officers represented approximately 45% of the total stock option grants to all employees. During the year ended December 31, 2016, stock option grants to executive officers represented approximately 47% of the total stock option grants to all employees. We do not have a formal procedure for determining factors to consider when making grants. The committee uses an informal review of similar sized companies engaged in natural resource development to assist in determining the appropriate levels of stock option.

In 2015, the last year in which we conducted our advisory “say on pay” resolution, the percentage of votes cast “For” our advisory “say on pay” resolution to approve our executive compensation was 88.4% . The Board and the Compensation and Benefits Committee considered the results of the advisory vote and no significant changes have been made to the executive compensation programs based on the 2015 “say on pay” results.

Our executive officers do not normally receive any material incremental benefits that are not otherwise available to all of our employees. Our health, dental and vision insurance plans are the same for all employees.

Gilles Employment Agreement

Effective April 19, 2013, Dennis J. Gilles entered into an employment agreement as the Company’s Chief Executive Officer. The initial term of employment was from April 19, 2013 until the earlier of April 18, 2015 or termination of employment in accordance with the terms of the employment agreement. The employment agreement automatically renewed at the end of the initial term, and automatically renews at the end of each subsequent term, for an additional one year term unless either the Company or Mr. Gilles gives written notice of non-renewal to the other party at least 90 days prior to expiration of the then-current term. Effective January 9, 2017, the Company and Mr. Gilles entered into an amendment to the employment agreement to extend the current term by three months, such that the current term ends on July 18, 2017. No other terms of the employment agreement were amended. On April 19, 2017, the Company provided a notice of non-renewal to Mr. Gilles.

The Company has agreed to pay to Mr. Gilles an annual base salary of $375,000, which increased to $410,000 on April 19, 2014 and will remain in place as a minimum annual base salary during all successive periods under the employment agreement. Until the earlier of expiration or termination of the employment agreement, the Company has agreed to provide Mr. Gilles, at the Company’s expense, a $1,000,000 life insurance policy that names the Gilles Family Trust as the beneficiary in the event of the death of Mr. Gilles. Mr. Gilles will be eligible to earn annual bonuses with the target amount being 100% of his annual base salary payable in a combination of cash and restricted shares of the Company’s common stock, provided that no more than one-half of the annual bonus will be paid in the form of restricted shares. The actual bonus amount will be subject to the discretion of the Company’s board of directors and its Compensation and Benefits Committee. Mr. Gilles and his immediate family will be eligible to participate in the Company’s employee health insurance, dental insurance, retirement plan 401(k) and any other employee benefit plans in accordance with the terms and conditions of such plans. Mr. Gilles is entitled to five weeks of vacation within each 12-month period under the employment agreement. Subject to certain limitations and conditions, the Company will also reimburse Mr. Gilles for all reasonable expenses incurred in connection with his employment and the cost of travel between the Company’s office in Boise, Idaho and his home.

The Company may terminate Mr. Gilles’ employment at any time for “cause” upon at least 15 days’ notice. In such event, Mr. Gilles will only be entitled to compensation through the date of termination. Mr. Gilles may terminate his employment at any time without “good reason” (which is defined in the employment agreement) upon 60 days’ notice. Mr. Gilles will be paid his salary through the date designated in the notice, plus payment for unused vacation days granted or accrued and reimbursement for expenses incurred through the date of termination.

In the event Mr. Gilles’ employment is terminated by the Company without “cause” or by Mr. Gilles for “good reason”, Mr. Gilles will be entitled to receive a lump sum payment equal to one and one-half (1.5) times the sum of his base salary ($410,000) plus annual target bonus. In addition, any unvested stock options to acquire shares of the Company’s common stock and any unvested restricted shares of the Company’s common stock held by Mr. Gilles as of the termination date that would have vested within18 months following such termination date had Mr. Gilles’ employment continued will become fully vested. Mr. Gilles also will receive a lump sum cash payment equal to 24 times the Company’s contribution to the monthly cost of the medical and dental benefits provided to Mr. Gilles under the employment agreement.

In the event Mr. Gilles’ employment is terminated by the Company without “cause” or by Mr. Gilles for “good reason” within 12 months following a “change of control” (which is defined in the employment agreement) or a “change of control” occurs within 12 months following such termination, Mr. Gilles will receive total severance payments equal to three (3) times the sum of his base salary ($410,000) plus annual target bonus. In addition, any unvested stock options to acquire shares of the Company’s common stock and any unvested restricted shares of the Company’s common stock held by Mr. Gilles as of the termination date that would have vested within 18 months following such termination date had Mr. Gilles’ employment continued will become fully vested. Any vested stock options held by Mr. Gilles will remain exercisable until the expiration of the original term of such option. If such termination occurs within 12 months following a “change of control”, Mr. Gilles will receive a lump sum cash payment equal to 36 times the Company’s contribution to the monthly cost of the medical and dental benefits provided to Mr. Gilles under the employment agreement.

The Company has agreed to defend and indemnify Mr. Gilles in connection with legal claims, lawsuits, cause of action or liabilities asserted against him arising out of or related to his employment with the Company and to provide Mr. Gilles with an advance for any expenses in connection with such defense and/or indemnification. The employment agreement also includes covenants by Mr. Gilles with respect to the treatment of confidential information, non-competition and non-solicitation, and provides for equitable relief in the event of breach.

Glaspey Employment Agreement

The Company has entered into an employment agreement with Douglas J. Glaspey as the Company’s President and Chief Operating Officer. The initial term of employment was from July 1, 2013 until the earlier of June 30, 2015 or termination of employment in accordance with the terms of the employment agreement. The employment agreement automatically renewed at the end of the initial term, and automatically renews at the end of each subsequent term, for an additional one year term unless either the Company or Mr. Glaspey gives written notice of non-renewal to the other party at least 60 days prior to expiration of the then-current term.

The Company has agreed to pay to Mr. Glaspey compensation of $224,180 per annum, to grant to Mr. Glaspey cash or stock bonus and/or stock options in such amount and under such conditions as may be determined by the Company’s board of directors, to provide to Mr. Glaspey (and his immediate family) such medical, dental and related benefits as are available to other employees of the Company, to provide to Mr. Glaspey reasonable life insurance and accidental death coverage (with the proceeds payable to Mr. Glaspey’s estate or specified family member), and to provide to Mr. Glaspey such 401(k) retirement benefit as is available to other employees of the Company. In addition, the Company will reimburse Mr. Glaspey for reasonable expenses incurred in connection with the performance of his duties under the employment agreement. Mr. Glaspey is entitled to a paid vacation of five weeks within each 12 month period under the terms of the employment agreement.

The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance payments, benefits, damages or other sums for causes which include failure to perform his duties in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a material conflict of interest, a plea of guilty to, or conviction of, an indictable offense which may not be further appealed, fraud, dishonesty, illegality or gross incompetence, failure to disclose material facts concerning business interests or other employment that are relevant to his employment with the Company, refusal to follow reasonable and lawful directions of the Company, breach of fiduciary duty, and material breach under, or gross negligence in connection with his employment under, the employment agreement. Otherwise, the Company may terminate the employment agreement upon one month’s written notice and Mr. Glaspey may terminate the employment agreement upon 60 days’ written notice.

In the event that Mr. Glaspey’s employment is terminated without “cause” by the Company or for “good reason” by Mr. Glaspey, and in the event that a “change of control” has occurred within the 12 months prior to the termination, Mr. Glaspey is entitled to receive compensation equal to 24 monthly installments of his normal compensation on the 30th day after the date of termination (which sum would be currently $448,360). The terms “cause”, “good reason” and “change of control” are defined in the employment agreement.

The Company has agreed to defend and indemnify Mr. Glaspey in connection with legal claims, lawsuits, cause of action or liabilities asserted against him arising out of or related to his employment with the Company and to provide Mr. Glaspey with an advance for any expenses in connection with such defense and/or indemnification. The employment agreement also includes covenants by Mr. Glaspey with respect to the treatment of confidential information, non-competition and non-solicitation, and provides for equitable relief in the event of breach.

Hawkley Employment Agreement

The Company has entered into an employment agreement with Kerry D. Hawkley as the Company’s Chief Financial Officer. The initial term of employment was from July 1, 2013 until the earlier of June 30, 2015 or termination of employment in accordance with the terms of the employment agreement. The employment agreement automatically renewed at the end of the initial term, and automatically renews at the end of each subsequent term, for an additional one year term unless either the Company or Mr. Hawkley gives written notice of non-renewal to the other party at least 60 days prior to expiration of the then-current term.

The Company has agreed to pay to Mr. Hawkley compensation of $182,962 per annum, to grant to Mr. Hawkley cash or stock bonus and/or stock options in such amount and under such conditions as may be determined by the Company’s board of directors, to provide to Mr. Hawkley (and his immediate family) such medical, dental and related benefits as are available to other employees of the Company, and to provide to Mr. Hawkley such 401(k) retirement benefit as is available to other employees of the Company. In addition, the Company will reimburse Mr. Hawkley for reasonable expenses incurred in connection with the performance of his duties under the employment agreement. Mr. Hawkley is entitled to a paid vacation of five weeks within each 12 month period under the terms of the employment agreement.

The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance payments, benefits, damages or other sums for causes which include failure to perform his duties in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a material conflict of interest, a plea of guilty to, or conviction of, an indictable offense which may not be further appealed, fraud, dishonesty, illegality or gross incompetence, failure to disclose material facts concerning business interests or other employment that are relevant to his employment with the Company, refusal to follow reasonable and lawful directions of the Company, breach of fiduciary duty, and material breach under, or gross negligence in connection with his employment under, the employment agreement. Otherwise, the Company may terminate the employment agreement upon one month’s written notice and Mr. Hawkley may terminate the employment agreement upon 60 days’ written notice.

In the event that Mr. Hawkley’s employment is terminated without “cause” by the Company or for “good reason” by Mr. Hawkley, and in the event that a “change of control” has occurred within the 12 months prior to the termination, Mr. Hawkley is entitled to receive compensation equal to 18 monthly installments of his normal compensation on the 30th day after the date of termination (which sum would be currently $274,443). The terms “cause”, “good reason” and “change of control” are defined in the employment agreement.

The Company has agreed to defend and indemnify Mr. Hawkley in connection with legal claims, lawsuits, cause of action or liabilities asserted against him arising out of or related to his employment with the Company and to provide Mr. Hawkley with an advance for any expenses in connection with such defense and/or indemnification. The employment agreement also includes covenants by Mr. Hawkley with respect to the treatment of confidential information, non-competition and non-solicitation, and provides for equitable relief in the event of breach.

Zurkoff Employment Agreement

The Company has entered into an amendment to the employment agreement with Jonathan Zurkoff as the Company’s Executive Vice President, Finance. The employment agreement, as amended five times, is effective December 31, 2010, and will remain in effect until March 31, 2018 unless earlier terminated in accordance with its terms.

The Company has agreed to pay to Mr. Zurkoff compensation of $160,000 per annum pursuant to the employment agreement. This salary may be adjusted annually on the anniversary date of the employment agreement and is currently $195,840 per annum. The Company has also agreed to provide to Mr. Zurkoff such 401(k) retirement benefit as is available to other employees of the Company, and to provide to Mr. Zurkoff (and his immediate family) such medical, dental and related benefits as are available to other employees of the Company. In addition, the Company will reimburse Mr. Zurkoff for reasonable expenses incurred in connection with the performance of his duties under the employment agreement. Mr. Zurkoff is entitled to a paid vacation of 20 days within each 12 month period under the terms of the employment agreement.

The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance payments, benefits, damages or other sums for causes which include failure to perform his duties in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a material conflict of interest, a plea of guilty to, or conviction of, an indictable offense which may not be further appealed, fraud, dishonesty, illegality or gross incompetence, failure to disclose material facts concerning business interests or other employment that are relevant to his employment with the Company, refusal to follow reasonable and lawful directions of the Company, breach of fiduciary duty, and material breach under, or gross negligence in connection with his employment under, the employment agreement. Otherwise, either party may terminate the employment agreement upon one month’s written notice.

In the event that Mr. Zurkoff’s employment is terminated without “cause” by the Company or for “good reason” by Mr. Zurkoff, and in the event that a “change of control” has occurred within the 12 months prior to the termination, Mr. Zurkoff is entitled to receive compensation equal to 18 monthly installments of his normal compensation on the 30th day after the date of termination (which sum would be currently $293,760). The terms “cause”, “good reason” and “change of control” are defined in the employment agreement.

The employment agreement also includes covenants by Mr. Zurkoff with respect to the treatment of confidential information and non-competition, and provides for equitable relief in the event of breach.

Summary Compensation Table

The following table shows the compensation for the last three years awarded to or earned by our principal executive officer, principal financial officer and each of our two other most highly compensated executive officers (collectively, our “Named Executive Officers”), comprising all of the executive officers of the Company.

Name and principal position(s)	Year Ended	Salary (1) ($)	Bonus (2) ($)	Option Awards (3) ($)	Stock Awards (4) ($)	All other compensation (5) ($)	Total ($)

Dennis J. Gilles, Chief Executive Officer	12/31/14	399,500	150,000	167,378	105,000	3,406	825,284
	12/31/15	410,000	102,500	114,524	156,000	2,750	785,774
	12/31/16	398,961	75,000	194,679	162,500	2,110	833,250

Douglas J. Glaspey, President and Chief Operating Officer	12/31/14	220,000	22,000	92,058	0	1,035	335,093
	12/31/15	220,000	0	85,113	14,000	1,035	320,148
	12/31/16	202,441	9,000	77,888	0	1,035	290,364

Kerry D. Hawkley, Chief Financial Officer	12/31/14	178,282	17,500	73,228	0	0	269,010
	12/31/15	179,375	8,969	40,317	11,351	0	240,012
	12/31/16	182,065	10,000	53,923	19,200	0	265,188

Jonathan Zurkoff, Treasurer and Executive Vice President	12/31/14	192,000	20,000	69,729	0	0	281,729
	12/31/15	192,000	9,600	32,754	12,973	0	247,327
	12/31/16	194,880	8,000	47,821	16,800	0	267,501

(1)	Dollar value of base salary (cash and non-cash) earned by the Named Executive Officer during the fiscal year. Certain executives took time off without pay during 2016.
(2)	Dollar value of bonus (cash and non-cash) earned by the Named Executive Officer during the fiscal year.
(3)	Stock options are valued at the grant date in accordance with FASB ASC Topic 718.
(4)	Stock awards (restricted shares) are valued at grant date.
(5)	Other compensation consists of all other compensation not disclosed in another category.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options, unvested restricted stock, and other equity incentive plan awards held at the year ended December 31, 2016 by our Named Executive Officers.

	Option Awards			Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units of
	Unexercised	Unexercised	Option	Option	of Stock That	Stock That Have
	Options	Options (1)	Exercise Price	Expiration	Have Not Vested	Not Vested
Name	(#) Exercisable	(#) Unexercisable	($)	Date	(#)	($)
Dennis J. Gilles	16,666	0	1.86	8/24/17	0	0
Douglas J. Glaspey	15,000	0	1.86	8/24/17	0	0
Dennis J. Gilles	208,333	0	2.10	4/19/23	0	0
Douglas J. Glaspey	25,000	0	2.76	7/22/18	0	0
Kerry D. Hawkley	20,833	0	2.76	7/22/18	0	0
Jonathan Zurkoff	20,833	0	2.76	7/22/18	0	0
Dennis J. Gilles	66,666	0	4.44	4/2/19	0	0
Douglas J. Glaspey	36,666	0	4.44	4/2/19	0	0
Kerry D. Hawkley	29,166	0	4.44	4/2/19	0	0
Jonathan Zurkoff	29,166	0	4.44	4/2/19	0	0
Douglas J. Glaspey	63,333	0	2.88	5/15/20	0	0
Kerry D. Hawkley	30,000	0	2.88	5/15/20	0	0
Jonathan Zurkoff	26,666	0	2.88	5/15/20	0	0
Dennis J. Gilles	75,000	0	3.18	6/26/20	0	0
Douglas J. Glaspey	21,667	21,666	4.02	3/31/21	4,166	16,750
Kerry D. Hawkley	15,000	15,000	4.02	3/31/21	3,888	15,633
Jonathan Zurkoff	15,000	15,000	4.02	3/31/21	3,333	13,400
Dennis J. Gilles	51,667	51,666	4.26	4/11/21	30,833	131,350

(1)The $4.02 options unexercisable at December 31, 2016 will fully vest on September 30, 2017.
     The $4.26 options unexercisable at December 31, 2016 will fully vest on October 11, 2017.

Grants of Plan-Based Awards

The following table summarizes the grants of equity and non-equity plan-based awards for the fiscal year ended December 31, 2016 to our Named Executive Officers.

		All Other Option Awards:
		Number of Securities	Exercise or Base Prices of	Grant Date Fair Value of Stock
Name	Grant Date	Underlying Options (#)(1)	Option Awards ($/Sh)	and Option Awards ($)(2)
Dennis J. Gilles, Chief Executive Officer	4/11/16	103,333	4.26	194,679
Douglas J Glaspey, Chief Operating Officer	3/31/16	43,333	4.02	77,888
Kerry D Hawkley, Chief Financial Officer	3/31/16	30,000	4.02	53,923
Jonathan Zurkoff, Executive VP and Treasurer	3/31/16	30,000	4.02	47,821

(1)	Represents stock options granted in 2016 under the Company’s 2009 Stock Incentive Plan.
(2)	Stock options are valued at the grant date in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested

The following table summarizes information with respect to stock option awards exercised and restricted stock and restricted stock unit awards vested during fiscal 2016 for each of the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Dennis J. Gilles	16,666	23,645	32,232	102,500

Douglas J. Glaspey	16,666	36,854	0	0

Kerry D. Hawkley	16,666	44,970	6,666	19,200

Jonathan Zurkoff	25,000	71,320	5,833	16,800

Potential Payments upon Termination or Change-in-Control

Payments Made Upon Termination Absent a Change-in-Control. Except with respect to Mr. Gilles, if the employment of any of our Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid to him, other than what the officer has accrued and is vested in under the benefit plans. A voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding stock options or shares of restricted stock.

In the event Mr. Gilles’ employment is terminated by the Company without “cause” or by Mr. Gilles for “good reason”, Mr. Gilles will be entitled to receive a lump sum payment equal to one and one-half (1.5) times the sum of his base salary ($410,000) plus annual target bonus. In addition, any unvested stock options to acquire shares of the Company’s common stock and any unvested restricted shares of the Company’s common stock held by Mr. Gilles as of the termination date that would have vested within 18 months following such termination date had Mr. Gilles’ employment continued will become fully vested. Mr. Gilles will also receive a lump sum cash payment equal to 24 times the Company’s contribution to the monthly cost of the medical and dental benefits provided to Mr. Gilles under the employment agreement. No payments are due if Mr. Gilles if terminated for “cause”.

The following table describes the estimated potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which Mr. Gilles would have been entitled if a termination of employment without “cause” or for “good reason” occurred on December 31, 2016.

Name	Payments ($)	Benefits ($)	Change of Control Total ($)
Dennis J. Gilles	1,230,000	20,747	1,250,747

Potential Payments upon Change-in-Control. We have entered into employment agreements with Messrs. Gilles, Glaspey, Hawkley and Zurkoff which provide for change-in-control payments.

Mr. Gilles employment agreement provided that in the event Mr. Gilles’ employment is terminated by the Company without “cause” or by Mr. Gilles for “good reason” within 12 months following a “change of control” (which is defined in the employment agreement) or a “change of control” occurs within 12 months following such termination, Mr. Gilles will receive total severance payments equal to three (3) times the sum of his base salary ($410,000) plus annual target bonus. In addition, any unvested stock options to acquire shares of the Company’s common stock and any unvested restricted shares of the Company’s common stock held by Mr. Gilles as of the termination date that would have vested within 18 months following such termination date had Mr. Gilles’ employment continued will become fully vested. Any vested stock options held by Mr. Gilles will remain exercisable until the expiration of the original term of such option. If such termination occurs within 12 months following a “change of control”, Mr. Gilles will receive a lump sum cash payment equal to 36 times the Company’s contribution to the monthly cost of the medical and dental benefits provided to Mr. Gilles under the employment agreement.

Mr. Glaspey’s employment agreement provides that if within twelve months following a “change of control” Mr. Glaspey’s employment is terminated either by the Company without “cause”, or by Mr. Glaspey for “good reason”, then Mr. Glaspey will be entitled to a lump-sum payment consisting of (a) his prorated base salary through the date of termination, (b) a payment equal to 24 times his monthly base salary at termination, and (c) employee medical and dental coverage for 24 months or until Mr. Glaspey commences alternate employment, whichever comes first, subject to certain limitations and conditions. The terms “cause,” “good reason” and “change-in-control” are defined in the agreements.

Mr. Hawkley’s employment agreement provides that if within twelve months following a “change of control” Mr. Hawkley’s employment is terminated either by the Company without “cause”, or by Mr. Hawkley for “good reason”, then Mr. Hawkley will be entitled to a lump-sum payment consisting of (a) his prorated base salary through the date of termination, (b) a payment equal to 18 times his monthly base salary at termination, and (c) employee medical and dental coverage for 18 months or until Mr. Hawkley commences alternate employment, whichever comes first, subject to certain limitations and conditions. The terms “cause,” “good reason” and “change-in-control” are defined in the agreements.

Mr. Zurkoff’s employment agreement provides that if within twelve months following a “change of control” Mr. Zurkoff’s employment is terminated either by the Company without “cause”, or by Mr. Zurkoff for “good reason”, then Mr. Zurkoff will be entitled to a lump-sum payment consisting of (a) his prorated base salary through the date of termination, (b) a payment equal to 18 times his monthly base salary at termination, and (c) employee medical and dental coverage for 18 months or until Mr. Zurkoff commences alternate employment, whichever comes first, subject to certain limitations and conditions. The terms “cause,” “good reason” and “change-in-control” are defined in the agreements.

The following table describes the total estimated potential payments and benefits under the Company’s compensation and benefits plans and contractual agreements to which the Named Executive Officers would have been entitled if a termination of employment without “cause” or by the employee for “good reason” and a change of control occurred on December 31, 2016.

Name	Change of Control Salary ($)	Change of Control Benefits ($)	Change of Control Total ($)
Dennis J. Gilles	2,460,000	31,121	2,491,121
Douglas J. Glaspey	448,360	24,257	472,617
Kerry D. Hawkley	274,443	17,913	292,356
Jonathan Zurkoff	293,760	16,527	310,287

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to our directors during the year ended December 31, 2016.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards (1) ($)	Non-equity incentive plan compens- ation ($)	Nonqualified deferred compensa- tion earnings ($)	All other compensa- tion ($)	Total ($)
John H. Walker	50,700	0	29,956	0	0	0	80,656

Paul A. Larkin	53,100	0	29,956	0	0	0	83,056

Leland L. Mink	40,300	0	23,965	0	0	0	64,265

Randolph J. Hill	12,250	0	29,430	0	0	0	41,680

James C. Pappas	11,850	0	29,430	0	0	0	41,280

(1)	Stock options are valued at the grant date in accordance with FASB ASC Topic 718.

Directors who are not otherwise remunerated per an employment agreement are paid $7,500 per quarter, $1,500 per face-to-face meetings, $400 per telephone meetings, $2,500-$5,000 per annum as committee heads, and are eligible to receive awards under our equity compensation plans. Directors who are also officers do not receive any compensation for serving in the capacity of director. However, all directors are reimbursed for their out-of-pocket expenses in attending meetings.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth the number of securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2016.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,824,664	$3.38	1,020,903
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	1,824,664	$3.38	1,020,903

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

U.S. Geothermal Inc. has written procedures for reviewing transactions between U.S. Geothermal Inc. and its directors, executive officers, nominees for director, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. The Board is responsible for reviewing and approving any related party transactions. The Board considers relevant facts and circumstances in determining whether or not to approve or ratify such a transaction, such as: (i) the nature of the related person’s interest in the transaction; (ii) the terms of the transaction; (iii) the relative importance (or lack thereof) of the transaction to the Company; (iv) the materiality and character of the related person’s interest, including any actual or perceived conflict of interest; and (v) any other matters the Board deems appropriate. Based on its consideration of all of the relevant facts and circumstances, the Board decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the overall best interests of the Company.

Since January 1, 2016, there have been no financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the Company or any of its subsidiaries, was or is to be a participant, and the amount involved exceeds $120,000 and in which a director, an executive officer, nominee for director, any immediate family member of a director, executive officer or nominee for director, a beneficial owner of more than 5% of the Company’s outstanding common stock or any immediate family member of the beneficial owner, had or will have a direct or indirect material interest.

None of the directors or officers of the Company, or any associate of any director or officer, is a party adverse to the Company or any of its affiliates or has a material interest adverse to the Company or any of its subsidiaries.

Other than as disclosed in this Proxy Statement, none of the directors or officers of the Company, no proposed nominee for election as a director of the Company, none of the persons who have been directors or officers of the Company at any time since January 1, 2016 and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, in any matter to be acted upon at the meeting.

None of the nominees for election as a director of the Company is, or was within the ten years prior to the date hereof, a director or executive officer of any company that, while that person was acting in such capacity, or within a year of that person ceasing to act in such capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of the Company, compliance by the Company with legal and regulatory requirements, and the independence and performance of the Company’s internal and external auditors.

The consolidated financial statements of the Company for the fiscal year ended December 31, 2016, were audited by Moss Adams LLP, independent auditor for the Company.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited financial statements of the Company;

2.	Discussed with the independent auditor the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees);

3.

Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence;

4.	Discussed with the independent auditor the independent auditor’s independence; and

5.

Verified that the Company has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO-2013).

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2016, be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of the Board of Directors of U.S. Geothermal Inc.

Ali G. Hedayat
Randolph J. Hill
Paul A. Larkin
Leland L. Mink
John H. Walker

Audit Fees

The aggregate fees billed to the Company by the Company’s principal accountant for the year ended December 31, 2016 and 2015 for annual financial statements and reviews of financial statements included in the Company’s Quarterly Report on Forms 10-Q totaled $298,228 and $314,574; respectively.

Audit-Related Fees

The fees billed to the Company by the Company’s principal accountant for the financial statement audits of the Company’s five subsidiaries (three in 2015) Idaho USG Holdings LLC and Oregon USG Holdings LLC, USG Oregon LLC, USG Nevada LLC and Raft River Energy I LLC for the years ended December 31, 2016 and 2015 were $76,000 and $51,000; respectively.

Tax Fees

The Company was not billed for any fees by the Company’s principal accountant for either of the years ended December 31, 2016 and 2015 for professional services rendered for tax compliance, tax advice or tax planning.

All Other Fees

The fees billed to the Company by the Company’s principal accountant for any other services during year ended December 31, 2016 and 2015 were $9,885 and none, respectively.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditor. The Audit Committee has established a policy for pre-approving the services provided by our independent auditor in accordance with the auditor independence rules of the SEC. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent auditor and an annual review of the financial plan for audit fees.

All of the services provided by our independent auditor for the years ended December 31, 2016 and 2015, including services related to the Audit-Related Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR

The Company engaged Moss Adams LLP, certified public accountants, as the principal accountant to audit the Company’s financial statements effective March 31, 2015. Moss Adams LLP replaced MartinelliMick PPLC, which resigned as the Company’s principal accountant effective March 31, 2015. While we are not required to do so, we are submitting the selection of Moss Adams LLP to serve as our independent auditor for the fiscal year ending December 31, 2017, for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Moss Adams LLP are not expected to be present at the annual meeting.

As previously disclosed in a Form 8-K filed on April 6, 2015, the reports of MartinelliMick on the consolidated financial statements of the Company for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle. During the two fiscal years ended December 31, 2014 and 2013 and through March 31, 2015, (1) there were no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K) with MartinelliMick on any matters of accounting principle or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MartinelliMick, would have caused MartinelliMick to make reference thereto in its report on the financial statements for such periods, and (2) there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K). On March 31, 2015, the Audit Committee approved the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. During the two fiscal years ended December 31, 2014 and 2013 and through March 31, 2015, the Company did not consult with Moss Adams on any matter or events set forth in Item 304(a)(2) of Regulation S-K.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the ratification of the selection of Moss Adams LLP as the independent auditor of U.S. Geothermal Inc. and its subsidiaries for the fiscal year ending December 31, 2017.

PROPOSAL 3- ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking an advisory, non-binding shareholder vote to approve the compensation of our Named Executive Officers disclosed in the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion in this proxy statement for the 2017 annual meeting.

Our executive compensation program and compensation paid to our named executive officers are described on pages 26-36 of this proxy statement. Our compensation programs are overseen by the Compensation and Benefits Committee and reflect our philosophy to pay all of our employees, including our named executive officers, in ways that support three primary business objectives:

•	Attract and retain the best talent.

•	Support our culture of teamwork, innovation and performance.

•	Align employee interests with long-term stockholder interests in the overall success of US Geothermal.

To help achieve these objectives, we structure our named executive officers’ compensation to reward the achievement of short-term and long-term strategic and operational goals.

You may vote “FOR” or “AGAINST” the following resolution, or you may “ABSTAIN”. Approval of the resolution requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Resolved, that the shareholders of U.S. Geothermal Inc. approve the compensation awarded to U.S. Geothermal Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosures included in the proxy statement for U.S. Geothermal Inc.’s 2017 annual meeting.

Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board of Directors, and will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation and Benefits Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the approval of the foregoing resolution on executive compensation.

PROPOSAL 4- ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, shareholders have an opportunity to cast an advisory non-binding vote on whether the Company should conduct future advisory votes on the compensation of its named executive officers every one, two or three years.

Our compensation program is designed and administered by the Compensation and Benefits Committee of the Board of Directors, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. While the Board of Directors believes that the Compensation and Benefits Committee and the Board of Directors are in the best position to determine executive compensation, the Board of Directors appreciates and values shareholders’ views. The Board of Directors has determined that an advisory vote on executive compensation every two years is the best approach for the Company based on a number of considerations, including the following:

•	a two-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company;

•

many large shareholders rely on proxy advisory firms for vote recommendations. We believe holding advisory votes on executive compensation every two years, rather than annually, helps proxy advisory firms provide more detailed and thorough analyses and recommendations;

•

a two-year vote cycle gives the Board of Directors and the Compensation and Benefits Committee sufficient time to thoughtfully respond to shareholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures;

•

rules of the NYSE MKT require the Company, with certain exceptions, to seek shareholder approval for new equity compensation plans and material revisions thereto. This requirement provides our shareholders with the opportunity, under certain circumstances, to provide additional feedback on important matters involving executive compensation even in years when no advisory votes on executive compensation is scheduled to occur; and

•

the Board of Directors will continue to engage with our shareholders on executive compensation during the period between advisory votes on executive compensation. As discussed in the Questions and Answers section of this proxy statement, shareholders may communicate directly with the Board of Directors, including on issues of executive compensation.

You may vote to conduct an advisory vote on executive compensation every “THREE YEARS”, every “TWO YEARS” or every “ONE YEAR”, or you may “ABSTAIN”.

Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board of Directors, and will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation and Benefits Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.

Recommendation of the Board

The Board of Directors recommends a vote to conduct an advisory vote on executive compensation every “TWO YEARS”.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2016, accompanies this proxy statement. The Annual Report to Shareholders is also available on our website at www.usgeothermal.com. Copies of our Annual Report on Form 10-K, which are on file with the SEC, are available to any shareholder who submits a request in writing to U.S. Geothermal Inc., 390 E Parkcenter Blvd, Suite 250, Boise, Idaho 83706. Copies of any exhibits to the Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for our registered shareholders, some brokers household U.S. Geothermal Inc. proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to U.S. Geothermal Inc., 390 E Parkcenter Blvd, Suite 250, Boise, Idaho 83706, or call (208) 424-1027.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of U.S. Geothermal Inc.

/s/ Kerry D. Hawkley

Kerry D. Hawkley
Chief Financial Officer and Corporate Secretary

Dated: May 25, 2017

LOCATION OF U.S. GEOTHERMAL INC. ANNUAL MEETING OF SHAREHOLDERS

Thursday, July 6, 2017 at 10:00 a.m. MDT
U.S. Geothermal Corporate Office
390 E Parkcenter Blvd, Suite 250
Boise, Idaho

Beneficial owners of common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your broker, bank or other nominee is an example of proof of ownership.